Exhibit 99.1

M/I Homes Announces Early Tender Offer Results and Extension of the Early Tender Premium Deadline

COLUMBUS, Ohio (October 27, 2010) - M/I Homes, Inc. (NYSE: MHO) announced today the preliminary results of its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 6.875% Senior Notes due 2012 (the “Existing Senior Notes”).  As of 5:00 p.m., New York City time, on October 27, 2010 (the “Early Tender Premium Deadline”), approximately $117.5 million principal amount of Existing Senior Notes had been validly tendered and not validly withdrawn.

The Company also announced today that it has extended the Early Tender Premium Deadline from 5:00 p.m., New York City time, on October 27, 2010 to 11:59 p.m., New York City time, on November 10, 2010 (such date and time, as the same may be extended, the “Extended Early Tender Premium Deadline”) to coincide with the expiration of the Tender Offer.  Accordingly, all holders who validly tender their Existing Senior Notes and do not validly withdraw their Existing Senior Notes at or prior to the Extended Early Tender Premium Deadline and whose Existing Senior Notes are accepted for purchase will receive the total consideration of $1,045.00 per $1,000 principal amount of Existing Senior Notes, which is the sum of the tender offer consideration of $1,015.00 per $1,000 principal amount of Existing Senior Notes and the early tender premium payment of $30.00 per $1,000 principal amount of Existing Senior Notes.  All other terms and conditions of the Tender Offer described in the Offer to Purchase and the related Letter of Transmittal, dated October 14, 2010, in each case as amended by this press release, remain unchanged.

The Withdrawal Deadline for the Tender Offer expired at 5:00 p.m., New York City time, on October 27, 2010.  As such holders who have validly tendered and not validly withdrawn their Existing Senior Notes at or prior to that time, and holders who validly tender their Existing Senior Notes after that time, may not withdraw their tendered Existing Senior Notes unless (1) the Company amends the terms of the Tender Offer to decrease the amount of the total consideration or to decrease the aggregate amount of the Existing Senior Notes the Company is seeking to repurchase pursuant to the Tender Offer (other than by means of a termination of the Tender Offer) or (2) the Company is otherwise required by law to permit withdrawal.

In accordance with the terms of the Tender Offer, holders may still tender their Existing Senior Notes at any time at or prior to 11:59 p.m., New York City time, on November 10, 2010, unless extended or earlier terminated by the Company in its sole discretion (such date and time, as the same may be extended, the “Expiration Time”).

Payments of the consideration for Existing Senior Notes validly tendered at or prior to the Expiration Time and accepted for purchase will be made promptly after the Expiration Time.  In addition, the Company will pay in cash accrued and unpaid interest from and including the last interest payment date of October 1, 2010 to, but not including, the settlement date on all Existing Senior Notes accepted for purchase in the Tender Offer.

Consummation of the Tender Offer is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation by the Company of a private placement of new senior notes on satisfactory terms, as determined by the Company in its sole discretion.  The Company intends to use the net proceeds from its proposed private placement of new senior notes, together with available cash on hand, to fund the purchase of the Existing Senior Notes purchased in the Tender Offer and to pay related fees and expenses.

The Company reserves the right to terminate or withdraw the Tender Offer at any time and from time to time, subject to applicable law.  Existing Senior Notes that are not tendered and accepted for payment pursuant to the Tender Offer will remain obligations of the Company.

Citi is acting as Dealer Manager for the Tender Offer.  Global Bondholder Services Corporation is acting as the Depositary and the Information Agent for the Tender Offer.  Holders with questions regarding the Tender Offer should contact Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect).  Requests for copies of the Offer to Purchase and the related Letter of Transmittal should be directed to Global Bondholder Services Corporation at (866) 488-1500 (toll free) or (212) 430-3774 (collect).

None of the Company, the Dealer Manager, the Depositary or the Information Agent is making any recommendation as to whether holders of Existing Senior Notes should tender their Existing Senior Notes in the Tender Offer.  Holders must make their own decisions as to whether to tender their Existing Senior Notes and, if so, the principal amount of the Existing Senior Notes to be tendered.

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell any Existing Senior Notes or other securities.  The Company’s obligation to accept any Existing Senior Notes tendered in the Tender Offer and to pay the consideration for such Existing Senior Notes is set forth solely in the Offer to Purchase and the related Letter of Transmittal.  Holders are urged to read the Tender Offer documents carefully.

About M/I Homes
M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 77,500 homes.  The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes.  The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Charlotte and Raleigh, North Carolina; the Virginia and Maryland suburbs of Washington, D.C., and has recently entered the Houston, Texas market.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission.  All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time.  We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact Information
M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Vice President, Treasurer (614) 418-8227